EXHIBIT A
                           (AS OF DECEMBER 18, 2018)


FUND                                                        EFFECTIVE DATE
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First Trust CEF Income Opportunity ETF                      September 28, 2016

First Trust Municipal CEF Income Opportunity ETF            September 28, 2016

First Trust TCW Opportunistic Fixed Income ETF              February 13, 2017

EquityCompass Risk Manager ETF                              January 19, 2017

EquityCompass Tactical Risk Manager ETF                     January 19, 2017

First Trust TCW Unconstrained Plus Bond ETF                 May 29, 2018

First Trust Low Duration Strategic Focus ETF                December 18, 2018